Exhibit 99.1

Contacts:

Paul D. Tobias

Chairman & CEO Mackinac Financial Corporation & Chairman mBank

Birmingham, MI (248) 290 — 5901

ptobias@bankmbank.com

Kelly W. George

President, Mackinac Financial Corporation & President & CEO, mBank

Manistique, MI (906) 341-7140

kgeorge@bankmbank.com

FOR IMMEDIATE RELEASE

Mackinac Financial Corporation to acquire First National Bank of Eagle River (WI)

•                  First National Bank of Eagle River is headquartered in Eagle River, Wisconsin, approximately 40 miles from the Michigan Upper Peninsula border

•                  The acquisition entails 3 full service banking locations and nearly $140 million in assets based on company financials through 9/30/2015

•                  All offices and branch locations will remain open following the transaction

•                  Acquired branches will be Mackinac’s first outside of Michigan

•                  The transaction is expected to close late in the 1st Quarter or early in the 2nd quarter of 2016

•                  Expected results include meaningful earnings per share accretion beginning immediately in 2016 and escalating thereafter as well as satisfactory post-transaction capital levels.

MANISTIQUE, Mich. and EAGLE RIVER, Wis., January 19, 2016 — The Directors of Mackinac Financial Corporation [Nasdaq: MFNC] (Mackinac), the holding company for mBank, and the Directors of Ellis Bankshares, Inc. (Ellis), the holding company for First National Bank of Eagle River (FNBER), today announced the execution of a definitive agreement for Mackinac to acquire all outstanding stock of FNBER in an all cash transaction for a fixed $12.50 million.  FNBER is expected to maintain a minimum of $12.80 million of tangible capital equity at closing.

The transaction will increase mBank’s asset position as the largest bank headquartered in the Upper Peninsula of Michigan, with post-transaction assets estimated at approximately $900 million and gross balance sheet loans of roughly $700 million. With the inclusion of secondary market service retained sold loans of $285 million, total loans under management will be approximately $985 million. Combined core deposits are expected to total approximately $650 million. It is also anticipated that mBank will rank as the 12th largest financial institution headquartered in Michigan, out of 110 banks (ranked by total assets of such institutions as of September 30, 2015, after giving effect to the acquisition).

“We are extremely pleased and excited to be able to partner with another long-standing community-focused institution in First National Bank of Eagle River,” said Kelly W. George, mBank President and CEO. “mBank remains a ‘well capitalized’, safe and sound community bank and we believe the cultures and markets of the two institutions are very similar and offer many similarities for employees and clients alike. We are thrilled to enter the Northern Wisconsin market and expand our footing into another state for the first time.  The scale and accretion gained through the transaction should provide additional strength to our operating metrics as well as empower us to further support the local communities we serve, a core component of our mission statement.  From the entire mBank staff, management, and Board of Directors, we look forward to welcoming our new colleagues to mBank and assure them, as well as the First National Bank of Eagle River customers, that we will work very diligently to make the transition as seamless as possible and continue to service them in exemplary fashion to which they are accustomed. Our website will be continuously updated with useful information throughout the next couple of months as we move toward closing, and customers can expect communication from the bankers in their local offices.”

Ellis Bankshares, Inc. is a bank holding company with First National Bank of Eagle River (FNBER) as its wholly-owned subsidiary. FNBER currently operates 3 full-service banking centers in Northern Wisconsin; one each in Eagle River, Three Lakes and Saint Germain. All branches are expected to remain open following the transaction.  The acquisition will increase the total number of mBank branches from 17 to 20.

“As Mr. George mentioned we believe that Eagle River is the ideal acquisition for our initial entry into our neighboring state, Wisconsin.  The market is adjacent to our core market and we believe that our cost synergies will be similar to what we achieved in our acquisition of Peninsula Bank.  As an all cash transaction we will deliver solid accretion in earnings per share to our shareholders” commented Paul D. Tobias, Chairman of Mackinac and mBank.

Tom Ellis, President of Ellis Bankshares commented, “The merger of the two organizations will create a stronger overall organization continuing the long tradition of community based banking identified with First National Bank since its inception in 1922.”  He added, “the culture and values of mBank mirror those of First National Bank, providing a family oriented environment for its employees, friendly, courteous and professional staffs, and generous commitments of time and funding in support of community programs.”

Mackinac anticipates the transaction to be immediately accretive to earnings per share for 2016 at approximately $.20 - $.25 with increasing accretion expected for 2017 and 2018.  Operating savings resulting from economies of scale and increased efficiencies are expected to be fully achieved during the 2016 fiscal year.  The Tangible Book Value earn back for Mackinac is currently expected to be at approximately 2 — 2.5 years.

The transaction is expected to close late in the 1st Quarter or early 2nd Quarter of 2016. Total transaction expenses for both parties are estimated to be approximately $500,000 on an after-tax basis.  The transaction remains subject to approval by federal and state regulatory authorities as well as the satisfaction of other customary closing conditions provided in the agreement. The agreement also provides that FNBER will be consolidated into mBank.

Mackinac was advised by Piper Jaffray and the law firm of Honigman Miller Schwartz and Cohn LLP. Ellis was advised by Rippe and Kingston Capital Advisors, LLC and the law firm of Winthrop & Weinstine, P.A.

About Mackinac Financial Corporation & mBank
Headquartered in Manistique, Michigan, mBank is the principal subsidiary of Mackinac Financial Corporation whose common stock is traded on the NASDAQ stock market as “MFNC.”  With assets in excess of $740 million, the community bank empowers individuals and small- to medium-sized businesses with smart financing and depository solutions for peace of mind.

About First National Bank of Eagle River

First National Bank of Eagle River, is a community-based financial services company located in Vilas County in Wisconsin.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in Mackinac’s filings with the SEC. Risks and uncertainties related to Mackinac and FNBER include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement; (2) the outcome of any legal proceedings that may be instituted against Mackinac or FNBER; (3) the inability to complete the transactions contemplated by the definitive agreement due to the failure to satisfy conditions to completion, including the receipt of regulatory approval; (4) risks that the proposed transaction may disrupt current plans and operations, and the potential difficulties in employee retention as a result of the transaction; (5) the amount of the costs, fees, expenses and charges related to the proposed transaction; (6) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses; (7) continuation of the historically low short-

term interest rate environment; (8) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (9) increased levels of non-performing and repossessed assets that may result in future losses; (10) greater than anticipated deterioration or lack of sustained growth in the national or local economies; (11) changes in state and federal legislation, regulations or policies applicable to banks or other financial service providers, including regulatory or legislative developments, like the Dodd-Frank Wall Street Reform and Consumer Protection Act, arising out of current unsettled conditions in the economy; (12) the results of regulatory examinations; and (13) increased competition with other financial institutions. You should not place undue reliance on forward-looking statements, and Mackinac undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

# # #